UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006
BLAIR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-00878	25-0691670

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer File Number)

220 Hickory Street, Warren, Pennsylvania	16366-0001

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (814) 723-3600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
See Item 5.02(c), which is incorporated into this Item 1.01 by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Effective September 11, 2006, Larry J Pitorak, who has served as a Senior Vice President and interim Chief Financial Officer of Blair Corporation (the “Company”) has resigned as the Company’s Chief Financial Officer, in conjunction with the Company’s hiring of Adelmo S. Lopez to serve as its Chief Financial Officer, Chief Operating Officer and Senior Vice President, which is detailed in Item 5.02(c) below. To assist with the transition, Mr. Pitorak will remain with the Company through the end of February 2007.
(c) On August 23, 2006, the Board of Directors of the Company appointed Mr. Lopez, Senior Vice President, Chief Financial Officer and Chief Operating Officer of the Company, effective September 11, 2006. Mr. Lopez is 41 years old.
Prior to joining the Company, Mr. Lopez served as Group General Manager at Russell Corporation and was responsible for five strategic business units. Prior to assuming that position, he was Vice President, Mass Retail, at Russell Corporation.
Before joining Russell Corporation, Mr. Lopez served as Vice President and Chief Financial Officer of Dole Fresh Fruit International and as Regional Vice President of Frito Lay. Prior to those positions, he held a series of executive positions in Sara Lee Corporation and its subsidiaries and joint ventures. These included Group Vice President and Chief Financial Officer for the Sara Lee’s Branded Apparel, Latin American Group, and Vice President of Administration and Chief Financial Officer for Axa Alimentos S.A. de C.V., a joint venture between Sara Lee and AXA.
Mr. Lopez will receive an annual base salary of $370,000 per year. In connection with the acceptance of his employment with the Company, Mr. Lopez received a $50,000 signing bonus. Mr. Lopez will be entitled to an incentive bonus equaling a percentage of his annual base salary, provided that the Company’s net income meets or exceeds certain quantitative goals set by the Board of Directors of the Company for the relevant year.
Pursuant to the terms of the Company’s Restricted Stock Award Agreement as provided for in the Company’s Omnibus Stock Plan, and subject to the approval of the Board of Directors, on October 17, 2006 Mr. Lopez will be awarded 20,000 shares of restricted stock, which will vest in equal annual increments of 4,000 shares per year beginning in 2007 with the vesting of the restricted stock subject to the Company’s standard vesting policies and practices. Commencing in 2007 Mr. Lopez will be entitled to participate in the Company’s Performance Share Program, subject to the same terms and conditions that apply to all other members of the senior management team. The Company will also provide Mr. Lopez a complete relocation package, which includes six months of temporary housing and 100% coverage of pre-approved moving costs.

In accordance with the terms of his employment arrangement, in the event Mr. Lopez is terminated without “material cause” (as that term is defined in the Offer Letter filed with this Form 8-K as Exhibit 10.1), he will be entitled to 18 months of severance benefits, including receipt of his base salary in effect at the time of his termination under a separate change in control severance agreement entered into between the Company and Mr. Lopez. In addition, in the event of a “change in control” of the Company, as that term is defined in the change in control severance agreement, followed by Mr. Lopez’s termination of employment within three years following the “change in control”, Mr. Lopez may be entitled to a change in control severance payment. The specific terms and conditions pursuant to which the severance benefits and the change in control severance payment must be made are specified in the change in control severance agreement.
Finally, if Mr. Lopez resigns within the first year of his employment with the Company, he will be required to repay to the Company 100% of the signing bonus, relocation expenses covered by the Company and any personal use airfares the Company provided to Mr. Lopez. If Mr. Lopez resigns during the second year of his employment with the Company, he will be required to repay the Company 50% of the aforementioned amounts.
A copy of the Offer Letter is being filed herewith as Exhibit 10.1 and is incorporated into this Item 5.02(c) by reference. A copy of the form of change in control severance agreement was previously filed by the Company with the United States Securities and Exchange Commission on November 9, 2004 as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q and is incorporated into this Item 5.02 (c) by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
10.1	Offer Letter dated August 15, 2006 between Blair Corporation and Mr. Adelmo S. Lopez.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2006	BLAIR CORPORATION

	By:	/S/ JOHN E. ZAWACKI

John E. Zawacki President and Chief Executive Officer

	By:	/S/ DANIEL R. BLAIR

Daniel R. Blair Corporate Secretary